April 14, 1995


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street
Washington, D.C.     20549

Ladies and Gentlemen:

  As Deputy General Counsel of Total System Services, Inc. (the
"Registrant"), I am familiar with the preparation and filing of the Registrant's Registration Statement on Form S-3, as filed with the Securities and Exchange Commission on or about April 14, 1995 on behalf of a shareholder of $.10 par value common stock of the Registrant (the "Selling Shareholder") pursuant to which the Registrant proposes to register up to 28,800 shares of its $.10 par value common stock
("Registrant's Common Stock") on behalf of the Selling Shareholder.

  I have examined, and am familiar with, the originals or copies, certified or otherwise, of the documents, corporate records and other instruments of the Registrant relating to said Registration Statement which I deem relevant and which form the basis of the opinion hereinafter set forth.

  I am of the opinion that under the laws of the State of Georgia, the jurisdiction in which the Registrant is incorporated and the jurisdiction in which the Registrant has its principal office, all of the shares of Registrant's Common Stock registered under the aforesaid Registration Statement are duly authorized, validly issued and outstanding, and are fully paid and non-assessable shares of the Registrant's Common Stock, and no personal liability will attach to the holders of any of the shares of the Registrant's Common Stock.


                                Sincerely,
                                /s/ Kathleen Moates
                                Kathleen Moates
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